Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERD PUBLIC ACCOUNTING FIRM

The Board of Directors

Camtek Ltd.

We consent to the use of our report dated March 15, 2017, with respect to the consolidated balance sheets of Camtek Ltd as of December 31, 2016 and 2015, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2016, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ Somekh Chaikin
Somekh Chaikin
Certified Public Accountants (Israel)
Member firm of KPMG International

Tel Aviv, Israel
April 10, 2017